Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89145, 333-30578, 333-14037, 333-71442, 333-49806, 333-67825, 333-35527, 333-104129, 333-110422, 333-120183, 33-82894, 333-130675, and 333-136974 on Form S-8; No. 333-66934 on Form S-4; and Nos. 333-141393 and 333-112493 on Form S-3 of BE Aerospace, Inc. of our reports dated February 26, 2009, relating to the consolidated financial statements and financial statement schedules of BE Aerospace, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Costa Mesa, California
February 26, 2009